Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE: August 11, 2010	Stanley Furniture Company, Inc. Investor Contact: Douglas I. Payne (276) 627-2157
STANLEY FURNITURE ANNOUNCES
SECOND QUARTER 2010 OPERATING RESULTS
Company Announces Hiring of New Chief Operating Officer
STANLEYTOWN, VA, August 11, 2010/Businesswire/ — Stanley Furniture Company, Inc. (Nasdaq-NGS: STLY) today reported sales and operating results for the second quarter of 2010.
Net sales of $37.9 million declined 10.5% from the second quarter of 2009 and increased 3.8% from the first quarter of 2010. Net loss for the quarter was $11.5 million, or $1.11 per share, compared to a net loss of $3.0 million, or $.29 per share, in the second quarter of 2009. The 2010 second quarter loss includes accelerated depreciation of $2.1 million and $1.2 million of charges related to the Company’s restructuring plan announced in May 2010.
Operating loss amounted to $11.4 million, compared to operating loss of $4.1 million in the second quarter of 2009. The higher operating loss is primarily due to accelerated depreciation and charges related to the restructuring plan, manufacturing inefficiencies and the increased cost of transitioning approximately one-third of the Young America product line revenues from overseas into domestic operations, and lower overall sales across the Company’s various product lines. These factors were partially mitigated by lower expenses from previous restructuring and on-going cost reduction efforts.
Cash on hand amounted to $18.9 million and total debt was $15.0 million at July 3, 2010. As previously announced, during the second quarter the Company repaid $12.9 million of debt, received tax refunds of $6.6 million, and received net proceeds of $1.0 million from sale of assets. Working capital, excluding cash and current maturities of long-term debt, decreased $14.1 million (27.5%) from the second quarter of 2009 primarily due to lower inventories and accounts receivable in response to lower sales.
“As expected, our second quarter operating results excluding special items were similar to the first quarter,” said Glenn Prillaman, President and Chief Executive Officer. “Business conditions in the second quarter remained sluggish with a downturn in sales for June showing that today’s consumer continues to take a cautious approach toward the purchase of wood furniture in our price segment.”
“We are making good progress on the restructuring plan announced in May 2010 setting our path towards profitability. We continue to transition our two major product lines in opposite operational directions to better align operations with the factors which drive demand for each product line”, said Prillaman.
“The majority of the transition of our Young America product line is now complete. The increase in prices on this product line is now in effect and sales have stabilized after an anticipated initial drop. We expect to narrow our operating losses in the second half of this year due to this pricing action and improved operating efficiencies at our Robbinsville, NC plant. On the other hand, most of the transition related to the movement of our Stanley Furniture adult product line from a domestic to a global sourcing model lies ahead of us and we expect to complete this transition over the remainder of 2010. The overseas factories to which we are moving product are already making a significant portion of this product line, and while there is heavy lifting yet to be done, we anticipate a smooth transition as we become increasingly important to these existing overseas suppliers,” he added.
P.O. Box 30  1641 Fairystone Park Hwy  Stanleytown, Virginia 24168  Phone: 276.627.2000  stanleyfurniture.com

The Company also announced today the hiring of Micah Goldstein as Chief Operating Officer. He plans to join the Company on August 23, 2010. Mr. Goldstein brings extensive operational experience to this position, currently serving as President and Chief Executive Officer of Bri-Mar Manufacturing, a manufacturer of hydraulic equipment trailers.
The Company also announced today that Douglas I. Payne will retire as Executive Vice President- Finance and Administration in January 2011. Following an appropriate transition period between now and then, the Company plans for Mr. Goldstein to become Chief Financial Officer in addition to his duties as Chief Operating Officer. “I am confident in the Company’s strategy with the restructuring plan announced in May 2010 and look forward to effecting a smooth transition to Micah,” said Douglas Payne.
Other Information
All earnings per share amounts are on a diluted basis.
Established in 1924, Stanley Furniture Company, Inc. is a leading manufacturer of wood furniture targeted at the upper-medium price range of the residential market. Its common stock is traded on the Nasdaq stock market under the symbol STLY.
Conference Call Details
The Company will host a conference call Thursday morning, August 12, 2010 at 9:00 a.m. Eastern Time. The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com. The dial-in-number for the replay (available through September 9, 2010) is (877) 660-6853, the account reference number is 275 and the conference number is 353091.
Forward-Looking Statements
Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include our success in transitioning certain Young America products to our domestic manufacturing facilities, our success in transitioning our adult product line to offshore vendors, costs relating to the transitioning of the Stanleytown facility to a warehouse and distribution center, the cyclical nature of the furniture industry, business failures or loss of large customers, competition in the furniture industry including competition from lower-cost foreign manufacturers, disruptions in offshore sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, manufacturing realignment, the inability to obtain sufficient quantities of quality raw materials in a timely manner, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, environmental, health, and safety compliance costs, and extended business interruption at manufacturing facilities. Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2010	2009	2010	2009

Net sales	$37,902	$42,326	$74,426	$82,090

Cost of sales	43,014	38,751	81,909	73,773

Gross profit (loss)	(5,112)	3,575	(7,483)	8,317

Selling, general and administrative expenses	6,278	7,653	12,416	15,470

Goodwill impairment charge			9,072

Operating loss	(11,390)	(4,078)	(28,971)	(7,153)

Other income, net	22	43	37	88
Interest income	1	6	3	41
Interest expense	915	907	1,973	1,856

Loss before income taxes	(12,282)	(4,936)	(30,904)	(8,880)

Income tax benefit	(823)	(1,913)	(372)	(3,481)

Net loss	$(11,459)	$(3,023)	$(30,532)	$(5,399)

Diluted loss per share	$(1.11)	$(0.29)	$(2.95)	$(0.52)

Weighted average number of shares	10,345	10,332	10,339	10,332

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2010	2009	2010	2009

Reconciliation of operating loss as reported to operating loss adjusted:

Operating loss as reported	$(11,390)	$(4,078)	$(28,971)	$(7,153)
Goodwill impairment charge			9,072
Accelerated depreciation	2,087		2,087
Restructuring charge	1,159		1,183	165

Operating loss as adjusted	$(8,144)	$(4,078)	$(16,629)	$(6,988)

Percentage of net sales:
Operating loss as reported	(30.1%)	(9.6%)	(38.9%)	(8.7%)
Goodwill impairment charge			12.2%
Accelerated depreciation	5.5%		2.8%
Restructuring charge	3.1%		1.6%	.2%

Operating loss as adjusted	(21.5%)	(9.6%)	(22.3%)	(8.5%)

Reconciliation of net loss as reported to net loss adjusted:

Net loss as reported	$(11,459)	$(3,023)	$(30,532)	$(5,399)
Goodwill impairment charge			9,072
Accelerated depreciation	2,062		2,062
Restructuring charge	1,145		1,169	100

Net loss as adjusted	$(8,252)	$(3,023)	$(18,229)	$(5,299)

Reconciliation of loss per share (EPS) as reported to loss per share adjusted:

EPS as reported	$(1.11)	$(0.29)	$(2.95)	$(0.52)
Goodwill impairment charge			0.88
Accelerated depreciation	0.20		0.20
Restructuring charge	0.11		0.11	0.01

EPS as adjusted	$(0.80)	$(0.29)	$(1.76)	$(0.51)

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	July 3,	June 27,	Dec 31,
	2010	2009	2009

Assets
Current assets:
Cash	$18,866	$40,715	$41,827
Accounts receivable, net	17,135	19,850	15,297
Inventories	34,768	41,191	37,225
Prepaid expenses and other current assets	6,006	5,773	11,780
Deferred income taxes	826	3,895	3,433

Total current assets	77,601	111,424	109,562

Property, plant and equipment, net	27,703	34,284	31,375
Goodwill		9,072	9,072
Other assets	1,581	1,468	453

Total assets	$106,885	$156,248	$150,462

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$3,828	$1,429	$1,429
Accounts payable	11,789	9,586	11,633
Accrued expenses	9,770	9,869	9,223

Total current liabilities	25,387	20,884	22,285

Long-term debt	11,172	26,428	26,428
Deferred income taxes	826	2,472	2,128
Other long-term liabilities	6,677	8,218	6,774

Stockholders’ equity	62,823	98,246	92,847

Total liabilities and stockholders’ equity	$106,885	$156,248	$150,462

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Six Months Ended
	July 3,	June 27,
	2010	2009
Cash flows from operating activities:
Cash received from customers	$72,387	$83,912
Cash paid to suppliers and employees	(88,454)	(82,979)
Interest paid	(3,031)	(2,729)
Income taxes received (paid)	6,463	(2,463)

Net cash used by operating activities	(12,635)	(4,259)

Cash flows from investing activities:
Capital expenditures	(452)	(637)
Purchase of other assets	(28)	(23)
Proceeds from sale of assets held for sale, net	1,047	1,303

Net cash provided by investing activities	567	643

Cash flows from financing activities:
Repayment of senior notes	(12,857)	(1,429)
Proceeds from exercise of stock options	119
Proceeds from insurance policy loans	1,845	1,651
Other		96

Net cash provided (used) by financing activities	(10,893)	318

Net decrease in cash	(22,961)	(3,298)
Cash at beginning of period	41,827	44,013

Cash at end of period	$18,866	$40,715

Reconciliation of net loss to net cash used by operating activities:
Net loss	$(30,532)	$(5,399)

Goodwill impairment	9,072
Depreciation and amortization	4,129	2,194
Deferred income taxes	1,307	(295)
Stock-based compensation	415	493
Changes in working capital	4,026	(290)
Other assets	(953)	(887)
Other long-term liabilities	(99)	(75)

Net cash used by operating activities	$(12,635)	$(4,259)